STATE OF DELAWARE
CERTIFICATE OF MERGER
OF
DOMESTIC CORPORATION
INTO
FOREIGN CORPORATION

Pursuant to Title 8, Section 252(c) of the Delaware General Corporation Law (the "DGCL"), Save Foods, Inc., a Nevada corporation (the "Surviving Corporation"), in connection with the merger of Save Foods, Inc., a Delaware corporation ("Parent"), with and into the Surviving Corporation (the "Merger"), executed the following Certificate of Merger:

FIRST: The name and state of incorporation of each of the constituent corporations are:

Name	State of Incorporation
Save Foods, Inc.	Delaware
Save Foods, Inc.	Nevada

SECOND: The Agreement of Merger, dated as of November 6, 2023, by and between the Surviving Corporation and Parent, setting forth the terms and conditions of the Merger, has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with Section 252 of the DGCL.

THIRD: The name of the Surviving Corporation is Save Foods, Inc., a Nevada corporation.

FOURTH: The Articles of Incorporation of the Surviving Corporation shall be its Articles of Incorporation.

SIXTH: The Merger is to become effective upon the filing of the Articles of Merger with the Secretary of State of the State of Nevada.

SEVENTH: The executed Agreement of Merger is on file at HaPardes 134 (Meshek Sander), Neve Yarak, 4994500 Israel, an office of the Surviving Corporation.

SEVENTH: A copy of the Agreement of Merger will be furnished by the Surviving Corporation on request, without cost, to any stockholder of the constituent corporations.

EIGHTH: The Surviving Corporation agrees that it may be served with process in the State of Delaware in any proceeding for enforcement of any obligation of the non-surviving Delaware corporation, as well as for enforcement of any obligation of the surviving foreign corporation arising from the Merger, including any suit or other proceeding to enforce the right of any stockholders as determined in appraisal proceedings pursuant to the provisions of Section 262 of the Delaware General Corporation Law, and irrevocably appoints the Secretary of State of Delaware as its agent to accept service of process in any such suit or other proceeding. The Secretary of State shall mail any such process to the surviving corporation at Save Foods, Inc. c/o Vcorp Services, LLC, 701 S. Carson Street, Suite 200, Carson City, NV 89701.

IN WITNESS WHEREOF, the Surviving Corporation has caused this certificate to be signed by an authorized officer, the 6th day of November, 2023.

Save Foods, Inc.,
a Nevada corporation

By: ______________________________
Name: David Palach
Title: President